Exhibit 10.5

Effective January 31, 2014, Powercomm Construction, Inc. agrees to pay Roger Alston $3,500 per month to lease office and parking space located at 6000 Walker Mill Road, Capitol Heights, MD 20743. The lease payment is due on the 1st of each month. This agreement will continue month to month until either party amends the agreement.

/s/ Roger Alston	01/31/2014
Roger Alston, Owner	Date

/s/ David Kwasnik, Sr.	01/31/2014
David Kwasnik, Sr.	Date